Filed Pursuant to Rule 433

Registration Number 333-168333

$1,500,000,000
1.000% Notes Due 2013
International Business Machines Corporation
August 2, 2010
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Ratings	A1/A+/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Trade Date	August 2, 2010
Settlement Date	August 5, 2010
Size	$1,500,000,000
Maturity	August 5, 2013
Interest Payment Dates	February 5 and August 5
First Payment Date	February 5, 2011
Benchmark Treasury	1.000% due July 15, 2013
Benchmark Treasury Yield	0.839%
Spread to Benchmark Treasury	T + 30 bps
Yield to Maturity	1.139%
Coupon	1.000%
Make-Whole Call	T + 5 bps
Price to Public	99.591%
Underwriting Discount	0.150%
Price to Issuer	99.441%
Day Count	30/360
Minimum Denomination	$100,000 and multiples of $1,000
Bookrunners	Barclays Capital Inc., BNP Paribas Securities Corp. and Goldman, Sachs & Co.
Co-Managers	Banca IMI S.p.A., M.R. Beal & Company and UBS Securities LLC
CUSIP	459200GT2
ISIN/Common Code	US459200GT23

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 (or by emailing at barclaysprospectus@broadridge.com), BNP Paribas Securities Corp. at 1-800-854-5674, or Goldman, Sachs & Co. toll free at 1-866-471-2526 (or by emailing at prospectus-ny@ny.email.gs.com).

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on August 2, 2010 relating to its Prospectus dated July 27, 2010.